Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that this Statement on Schedule 13D dated January 9, 2023 with respect to the ordinary shares (the “Shares”) of Moolec Science SA is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13(d)-1(k) under the Securities Exchange Act of 1934, as amended (the “Act”), and further agree that this Joint Filing Agreement be included as an exhibit to this Statement.

Date: January 9, 2023

UNION GROUP VENTURES LIMITED

By:	/s/ Oscar León Bentancor
Oscar León Bentancor
Sole Director

UNION GROUP HOLDINGS INTERNATIONAL LIMITED

By:	/s/ Juan José Sartori Piñeyro
Juan José Sartori Piñeyro
Director

By:	/s/ Juan José Sartori Piñeyro
Juan José Sartori Piñeyro